EXHIBIT 10.104

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”) is entered into as of this 8th day of July, 1998 (the “Effective Date”) between Microsemi Corp.—Colorado ( “Microsemi”), FMC Corporation (“FMC”), Siemens Microelectronics, Inc. (“Siemens”) and Coors Porcelain Company (“Coors”) (individually referred to herein as a “Party,” and collectively, as the “Parties”).

RECITALS

WHEREAS, Microsemi is the current owner of the building and property located at 800 Hoyt Street in Broomfield, Colorado (the “Facility”), and Siemens, FMC and Coors are former owners or operators of the Facility.

WHEREAS, Microsemi claims that FMC, Siemens and Coors are jointly and severally responsible for damages associated with a contaminated groundwater plume and soil contamination at and around the Facility.

WHEREAS, FMC, Siemens and Coors each deny any responsibility and assert that Microsemi is partially responsible.

WHEREAS, Microsemi denies any such responsibility.

WHEREAS, the Parties, without admitting any liability or other responsibility to any person or entity for matters addressed by this Agreement, and while expressly denying any such liability or responsibility, solely in order to avoid litigation expenses in connection with this matter, have reached a full and comprehensive settlement and compromise of all claims, disputes, obligations, rights, responsibilities and costs arising from or relating to the presence of contaminants in groundwater and soil at and around the Facility, and intend by this Agreement to establish a cooperative and long-term arrangement under which the Parties will (i) allocate costs and otherwise cooperate to perform appropriate remedial activities at and around the Facility; (ii) allocate responsibility for and address any claims by third parties relating to the presence of contaminants identified in groundwater and soil at and around the Facility; and (iii) otherwise address all issues arising from the presence of these contaminants.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the adequacy of which is acknowledged, the Parties hereby agree as follows:

DEFINITIONS

“Claims” mean any and all suits, claims, liabilities, losses, damages, actions, and causes of action under any federal, state and/or local statutory or regulatory law or common law or any other basis, whether known or unknown, arising from or in connection with the Contamination, including claims for contribution and diminution in property value.

“Contamination” means the groundwater plume and associated soil contamination originating at and emanating from the Facility, the extent of which is currently defined by the maps attached hereto as Attachment 1.

“Curphy Agreement” shall mean the Confidential Settlement Agreement dated August 1995 among Microsemi, Siemens, FMC and Geneva Pharmaceuticals. Inc.

“Facility” means the building and property located at 800 Hoyt Street in Broomfield, Colorado.

“Microsemi Property” shall mean Lots 1 and 2. Turnpike Industrial Park Filing No. 2. Boulder County, Broomfield, Colorado.

“Remediation Costs” means all costs arising from or in connection with the investigation, remediation and monitoring of the Contamination. Remediation Costs shall not include legal fees, in-house costs or separate consultant fees incurred by any individual Party except if incurred as part of any jointly authorized work.

“Successor In Interest and Assigns” shall mean any person who is granted, acquires or receives any right, title or interest, including through sale, lease, mortgage, trust deed, or other disposition, to the Microsemi Property subsequent to the execution of this Agreement.

AGREEMENT

1.	Past Remediation Costs: As full and complete settlement of all Claims arising from the Contamination, except as provided in Paragraph 9 below, FMC, Siemens and Coors will pay the amount of $530,000 on or before August 31, 1998 to Microsemi. This sum will be the full and only reimbursement to Microsemi for any and all Remediation Costs, attorney’s fees and in-house time incurred by Microsemi prior to the Effective Date.

2.	Future Remediation Costs: As of the Effective Date, all future Remediation Costs will be paid for by each Party as follows:

a.	Microsemi shall pay ten percent (10%); and

b.	FMC, Siemens and Coors shall collectively pay ninety percent (90%).

3.	Remediation Fund: For administrative efficiency each party shall pay their respective percentage identified in Paragraph 2 above of Five Hundred Thousand Dollars ($500,000) into an interest-bearing account established by Coors on or before August 31, 1998. This account shall be further funded in the amount agreed upon by the Parties when the overall balance falls below Fifty Thousand Dollars ($50,000). Any amounts remaining at the termination of this Agreement will be refunded to the Parties in the same percentage as their contribution.

4.	Access: Microsemi agrees to provide access to the Microsemi Property and the Facility and all groundwater wells to the other Parties and the project consultant(s) as necessary to conduct the investigation, construction, operation, maintenance and other similar remedial activities. In arranging for access and otherwise making remedial decisions, the Project Manager shall coordinate with and not unreasonably interfere with or disrupt the ongoing activities and business operations of Microsemi at the Facility or on the Microsemi Property.

With respect to access to property outside the Microsemi Property, the Parties shall continue to abide by the terms of any previous access arrangements, including, without limitation, (i) the Access Agreement attached as Exhibit E to the Curphy Agreement; (ii) the Easements and Licenses between Microsemi and Farmers Reservoir & Irrigation Company dated February 14, 1997; and (iii) the Site Access Agreement between Microsemi, McCulley Frick & Gilman, Inc., and Geneva Pharmaceuticals. Inc. dated May 1996.

5.	Project Management: The Parties shall appoint a Project Manager to oversee the remedial activities and communicate with the regulatory agencies and the Parties. The Project Manager shall have full authority to make all remedial decisions, except that any decision that results in costs exceeding One Hundred Thousand Dollars ($100,000) shall be submitted to the Parties in writing for approval. Approval will be deemed sufficient when accepted in writing by more than fifty percent (50%) of the voting percentage. Each party’s voting percentage is determined by that party’s relative contribution as set forth in Paragraph 2 above.

6.	Project Consultant: The Parties shall appoint a joint project consultant(s) to conduct the investigation, monitoring, construction, operation and maintenance and other similar remedial activities. Microsemi shall be eligible to participate in bidding as a contractor for operation and maintenance activities associated with the remedy. Any consultant retained separately by any Party shall be paid for solely by that Party.

7.

Negotiation of Remedy\Issuance of Order: The Project Manager shall attempt to negotiate a final remedy that is in the best interests of all of the Parties, provided that nothing in any final remedy negotiated by the Project Manager, or in any other agreement or arrangement with regulatory agencies governing performance of environmental work at the Microsemi Property, shall alter the rights and obligations contained in this Agreement. The Parties intend to establish an appropriate remedy to address Contamination at and around the Facility through a consensual arrangement with the regulatory agencies. If a consensual arrangement cannot be reached, and Microsemi or any other Party is issued or otherwise becomes subject to an order, directive or any other judicial or administrative action by any regulatory agency (collectively, “Order”), such Order shall be immediately tendered to the Project Manager, who shall formulate a proposed response. The proposed response by the Project Manager to an Order shall be subject to approval by the Parties pursuant to the procedures contained in Paragraph 5. All jointly authorized costs and expenses, including legal and consulting costs incurred in defending or challenging an Order and all Remediation Costs arising or resulting from an Order, shall be allocated under the terms of Paragraph 2 above, regardless of which Party or Parties receives the Order.

8.	Release: The Parties release each other, their respective officers, directors, parent corporations, subsidiary corporations, and shareholders from any and all Claims. This release does not include any of the rights and obligations of the Parties under this Agreement.

9.	Indemnity: FMC and Siemens each agree to fully indemnify, defend, and hold harmless (i) Microsemi and its parent corporation, Microsemi Corporation, and their employees, agents, officers, directors and respective Successors in Interest and Assigns; and (ii) any subsequent owner or subsequent transferee of all or any part of the Microsemi Property (collectively, the “Indemnified Parties”) from any Claims by third parties arising from the Contamination. The obligations set forth in this Paragraph 9 shall include the obligation to fully defend all Claims, conduct all negotiations with third parties asserting Claims, and pay and discharge, if and when due, any and all judgments against such Indemnified Parties for Claims.

Notice shall be provided to all Parties within ten (10) business days after receipt by an Indemnified Party or any other Party of any Claim. Failure to notify any Party consistent with this Paragraph shall not negate FMC’s and Siemens’ obligations to the Indemnified Parties without a showing of actual material prejudice.

In the event that a Claim is brought against an Indemnified Party, FMC and Siemens shall assume control of the defense of the Claim. The Indemnified Parties, at their sole expense, may employ additional counsel of their choice to associate with counsel selected by FMC and Siemens to defend the Indemnified Parties. The Indemnified Parties shall cooperate with FMC and Siemens in the evaluation of, defense of or response to any Claim asserted against them, and will give reasonable information and assistance to FMC and Siemens, other than monetary, as necessary for the proper evaluation or defense of such Claim. FMC and Siemens will periodically report to, and discuss the evaluation or defense of any Claim with the Indemnified Party or its independent retained counsel and will keep the Indemnified Party advised of significant events during any such defense.

10.

Confidentiality: The terms, percentages and amounts contained in this Agreement are and shall remain confidential. The Parties may disclose the fact of this Agreement but not the terms, percentages or amounts contained herein without the written consent of the other Parties. The Parties may disclose, without consent, necessary information to its auditors, insurers or other similar entities with a reason to know.

11.	Term and Survival: Except as otherwise agreed in writing by the Parties, this Agreement shall terminate when all regulatory agencies asserting jurisdiction over the Contamination have agreed in writing that all remedial work, including any long-term monitoring, required to address the Contamination has been completed. The provisions of Paragraphs 8, 9 and 10 of this Agreement shall survive termination of this Agreement. In addition, should any regulatory agency require additional remedial work in connection with the Contamination after issuance of the closure letters referenced in this Paragraph, the terms of Paragraphs 2-7 of this Agreement shall continue to govern the allocation of Remediation Costs among the Parties and overall remediation procedures.

12.	Complete Agreement: This Agreement constitutes the entire agreement between the Parties except for the separate Settlement Agreement between FMC, Siemens and Coors dated July 8, 1998, and supersedes and/or integrates any prior or contemporaneous understanding or agreements whether oral or written concerning the subject matter of this Agreement, including, but not limited to the Curphy Agreement. To the extent that obligations created by the Curphy Agreement arise in the future, the handling and response to such obligations shall be governed by this Agreement, including any indemnification obligations.

13.	Modification: No amendment, modification, revision or waiver of this Agreement shall be valid unless it is in writing and signed by each of the Parties.

14.	Enforceability: If any provision of this Agreement is determined to be unenforceable for any reason, that provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, the remaining provisions shall be deemed valid and enforceable to the maximum extent possible.

15.	Drafting: Each party acknowledges that it has participated in the drafting of this Agreement with the assistance of counsel of its choice, and that this Agreement has been negotiated at arm’s length by parties of equal bargaining power.

16.	Choice of Law: This Agreement shall be governed, enforced and construed in accordance with the laws of the State of Colorado without regard to any conflict of law rules.

17.

Dispute Resolution: All disputes arising under this Agreement shall be submitted to mediation within sixty (60) days from notice thereof through the offices of Richard Dana, or through any other mediator mutually agreed to by all Parties. Should the Parties be unable to resolve the disputed matter after a period of sixty (60) days of mediation, any Party may submit the matter to binding arbitration according to the rules and practices of the American Arbitration Association then in effect. The arbitrator shall be selected by Richard Dana or his replacement mediator. The ruling of the arbitrator shall be binding on all Parties and shall not be subject to appeal. In the event that a dispute is submitted to arbitration hereunder, reasonable costs and expenses, including attorneys’ fees expert witness fees, and costs, shall be awarded to the substantially prevailing Party as determined by the arbitrator.

17.	No Liability: This Agreement shall not be construed to create, either expressly or by implication, a partnership between the Parties or an agency relationship between the Parties. Except to the extent, if any, otherwise specifically provided for in this Agreement, no Party shall be liable or otherwise responsible for the acts, errors, or omissions of the officers, agents, employees, or contractors of any other Party, including any such acts, errors or omissions entered into, committed, or performed pursuant to or as contemplated by this Agreement.

18.	Limitation of Liability: The obligations of the Parties under this Agreement shall not constitute the personal obligations of their shareholders, or of their directors, officers, employees, consultants, agents or invitees, and each Party shall look only to the assets of the other Party for the satisfaction of any liability with respect to this Agreement, and shall not seek recourse against the shareholders of the other Party, or against the directors, officers, employees, consultants, agents, or invitees of the other party, or against their personal assets for such satisfaction.

19.	Notices: All notices provided for herein shall be in writing and shall be deemed given when a copy thereof is sent to the Party for whom it is intended at the appropriate address.

The Parties hereby designate the following initial addresses for notices hereunder:

MICROSEMI CORPORATION

Mr. David R. Sonksen

Vice President and CFO

2830 South Fairview Street

Santa Ana, CA 92704

Telephone: (714) 979-8220

Fax: (714) 966-5256

FMC CORPORATION

John F. Stillmun. Esq.

1735 Market Street

Philadelphia. PA 19103

Telephone: (215) 299-6989

Fax: (215) 299-5940

SIEMENS MICROELECTRONICS, INC.

John Wyss. Esq.

10950 North Tantau Avenue

Cupertino. CA 95014

Telephone: (408) 777- 4540

Fax: (408) 777- 4515

COORS PORCELAIN COMPANY

Eugene F. Megyesy, Jr., Esq.

Dufford & Brown, P.C.

1700 Broadway, Suite 1700

Denver, Colorado 80290

Telephone: (303) 861-8013

Fax: (303) 832-3804

WHEREFORE, the undersigned execute this Agreement as of the Effective Date.

MICROSEMI CORP. - COLORADO

By:	/s/ David R. Sonksen

Title:	Vice President and CFO

FMC CORPORATION

By:

Title:

SIEMENS MCROELECTRONICS, INC.

By:

Title:

COORS PORCELAIN COMPANY

By:

Title:

WHEREFORE, the undersigned execute this Agreement as of the Effective Date.

MICROSEMI CORP.—COLORADO

By:

Title:

FMC CORPORATION

By:	/s/ Robert J. [illegible]

Title:	Vice President

SIEMENS MCROELECTRONICS, INC.

By:

Title:

COORS PORCELAIN COMPANY

By:

Title:

WHEREFORE, the undersigned execute this Agreement as of the Effective Date.

MICROSEMI CORP. - COLORADO

By:

Title:

FMC CORPORATION

By:

Title:

SIEMENS MCROELECTRONICS, INC.

By:	/s/ J. Kaeser

Title:	EVP & CFO

COORS PORCELAIN COMPANY

By:	/s/ Paul [illegible] II

Title:	Director of Environmental

 Technology, Aex Technologies Inc.

First Amendment to the Settlement Agreement

This First Amendment to the Settlement Agreement (“First Amendment”) is entered into as of             , 2001 and amends the Settlement Agreement (“Agreement”) dated July 8, 1998 between Microsemi Corp. - Colorado (“Microsemi”), FMC Corporation (“FMC”), Siemens Microelectronics, Inc., now known as SMI Holding LLC (“Siemens”), and Coors Porcelain Company, now known as Coors Tek (“Coors”) (the “Parties”).

Recitals

WHEREAS, pursuant to the Agreement the Parties established a cooperative, long-term arrangement to allocate costs of, and to cooperate otherwise in, remedial activities at and around the Facility, as that term is defined in the Agreement; to handle claims by third parties; and to address other issues relating to the presence of Contamination, as that term is defined herein; and,

WHEREAS, to date, the Parties have performed the terms of the Agreement cooperatively and successfully, and now wish (1) to memorialize certain terms and conditions under which the Parties have operated since execution of the Agreement, and (2) to add new provisions to the Agreement; and,

WHEREAS, the Parties recognize that the Agreement remains fully effective and enforceable pursuant to its original terms, except as those terms are specifically and explicitly modified by this First Amendment; and,

WHEREAS, there has been litigation relating to the Contamination, and there could be additional litigation, either with respect to claims by third parties or with respect to the State of Colorado’s oversight of the Parties’ activities relating to the Contamination, such that there is a continuing need for the Parties to maintain all evidentiary privileges applicable to activities jointly undertaken by the Parties;

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree that the following revisions and additions are made to the Agreement:

Definitions

Definitions of capitalized terms as set forth in the Agreement and this First Amendment control, except that the following definition in the Agreement is amended:

“Contamination” means DNAPL, the groundwater plume, and associated soil contamination originating at and emanating from the Facility, the extent of which has not been defined as of the date of the First Amendment, but which includes contamination as indicated on the map(s) attached hereto as Attachment A.

Agreement

1.    Except as and to the extent specifically modified by this First Amendment, the Agreement remains binding and in full force and effect. The provisions of this First Amendment are incorporated into the Agreement. To the extent the provisions of this First Amendment conflict with the Agreement, the terms of the First Amendment control. This First Amendment does not address and is not intended to have any impact on the Separate Settlement Agreement, dated July 8, 1998, among FMC, Siemens, and Coors.

2.    Since the date of the Agreement, the Parties have been cooperating, and will continue to cooperate in the investigation of the nature and extent of the Contamination at and near the Microsemi Property, and in the investigation and development of appropriate responses to the Contamination (the “Investigation”). The Parties agree that the results of the Investigation constitute joint defense material. The Parties also agree that all otherwise privileged information, communications, and documents they exchange in connection with the Investigation (“Privileged Information”) are subject to and protected by a joint defense privilege, and that the exchange of Privileged Information between or among the Parties does not constitute a waiver, for any purpose or under any circumstance, of any other applicable privilege, including without limitation the attorney-client or attorney work product privileges.

3.    The Parties agree that neither they nor their attorneys, consultants or other agents retained in connection with the Contamination will disclose any Privileged Information voluntarily to any third party, without the prior written consent of the Party from whom the information was obtained. The Parties agree that if any one of them is served with a subpoena or other process which would require the production of Privileged Information, they will notify the other Parties in a timely fashion to allow for the assertion of applicable privileges, and any costs associated with such assertion shall be borne by the Party asserting the privilege unless the Parties otherwise agree. The obligations of the Parties to maintain and preserve the confidentiality of Privileged Information will survive the termination of the Agreement.

4.    The Parties may agree to undertake from time to time other activities in furtherance of their joint defense, in addition to those described in the Agreement, this First Amendment and all future amendments, and those other activities will be subject to the agreements as to privilege and joint defense set forth herein.

5.    The Parties agree to use reasonable efforts to ensure, to the extent practicable, the advance distribution to the Parties of drafts of written submittals to regulatory agencies, such that each Party has at least three days for review before comments thereon are to be provided, and such that input from all Parties may reasonably be considered for incorporation.

6.    Paragraph 3 of the Agreement is amended by deleting the existing language and replacing it with the following: Remediation Fund: For administrative efficiency, Siemens will establish an interest-bearing account (“Remediation Account”), and all funds remaining in the account previously established by Coors shall be transferred to Siemens for deposit in the Remediation Account immediately upon establishment thereof. The Remediation Account will be further funded by the Parties in amounts agreed upon by the Parties, in the percentages identified in Paragraph 2, when the overall balance falls below $50,000. Any amounts remaining in the Remediation Account at the termination of this Agreement will be refunded to the Parties in the same percentage as their contribution.

7.    Paragraph 4 of the Agreement is amended by the addition of the following: The Project Manager will coordinate access to the Microsemi Property for all purposes with the Environmental Health & Safety Manager of Microsemi. The Parties will continue to cooperate in negotiating an access agreement with other parties, including Geneva Pharmaceuticals, Inc., as necessary to the Investigation.

8.    Paragraph 5 of the Agreement is amended by the addition of the following at the end of the first sentence: and to review and approve legal and consultant invoices. The Project Manager is generally responsible for project administration including business and financial matters. The Project Manager will provide a written financial and accounting report to the Parties on at least a semi-annual basis.

9.    Paragraph 6 of the Agreement is amended by the addition of the following after the first sentence: FMC and Siemens have authority, on behalf of and for the benefit of the Parties, to retain and contract with the Project Consultant appointed by the Parties, subject to approval of the contract by Microsemi with respect to those provisions relating to protection of Microsemi’s interests as owner of the Microsemi Property. The Project Consultant will act on behalf of and for the benefit of all the Parties, notwithstanding the fact that only FMC and Siemens are signatories to the Project Consultant’s contract.

10.    Paragraph 7 of the Agreement is amended by the addition of the following: The Parties will appoint legal counsel (“Common Counsel”) to work with the Project Manager to represent their joint interests as to the management and remediation of the Contamination and for negotiating with regulatory agencies with respect thereto. FMC and Siemens will have authority, on behalf of the Parties, to retain Common Counsel to act on behalf of and to the benefit of all the Parties, notwithstanding the fact that Common Counsel is retained by FMC and Siemens. Fees and costs incurred by Common Counsel will be paid by the Parties in accordance with Paragraph 2. The Parties may agree from time to time that certain fees and costs incurred by the Parties’ separate counsel in the joint legal representation of the Parties be paid in accordance with Paragraph 2, but otherwise each Party is responsible for the fees of its separate counsel.

11.    Paragraph 19 of the Agreement is amended by striking the list of designees for receiving notices under the Agreement, and replacing that list with the following:

MICROSEMI CORP. -COLORADO

Richard C. Kent

800 Hoyt St.

Broomfield, CO 80020

Telephone: (303) 469-2161

Fax: (303) 466-3775

Email: rkent@microsemi.com

Roger L. Freeman, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth St., Suite 500

Denver, CO 80202

Telephone: (303) 892-9400

Fax: (303) 893-1379

Email: roger.freeman@dgslaw.com

FMC CORP.

Charles E. (Chuck) Epstein (once he returns to work)

FMC Corporation

P.O. Box 1442

Folsom, CA 95763-1442

125 Bittercreek Drive

Folsom, CA 95763

Phone: (916) 983-0648

Fax: (916)983-1998

Email: eppster@,pacbell.net

Lonnie Norman (until C. Epstein returns to work)

1735 Market Street

Philadelphia, PA 19103

Telephone: (215) 299-6989

Fax: (215) 299-5940

Email: Lonnie_norman@finc.com

John F. Stillmun, Esq.

1735 Market Street

Philadelphia, PA 19103

Telephone: (215) 299-6989

Fax: (215) 299-5940

Email: john_stillinun@fmc.com

SMI HOLDING LLC

Arthur S. (Chuck) Hunnewell

Siemens Corporation

Environmental Affairs Dept.

186 Wood Ave. South

Iselin, NJ 08830

Telephone: (732) 906-3849

Fax: (732) 321-3102

Email: Chuck.Hunnewell@sc.siemens.com

Gary A. Jones, Esq.

Legal Department

186 Wood Avenue South

Iselin, NJ 08830

Telephone: (732) 321-3866

Fax: (732) 321-3102

Email: gary.jones@sc.siemens.com

COORS TEK

Ed Mahardy

Coors Tek

600 Ninth St.

Golden, CO 80401

Telephone: (303) 277-4001

Fax: (303) 277-4030

Email: Emahardy@coorstek.com

Eugene Megyesy, Esq.

Dufford & Brown

1700 Broadway, Suite 1700

Denver, CO 80290

Telephone: (303) 837-6375

Fax: (303) 832-3804

Email: megyesg@duffordbrown.com

COMMON COUNSEL

Elizabeth H. Temkin, Esq.

Ternkin Wielga & Hardt LLP

1900 Wazee St., Suite 303

Denver, CO 80202

Telephone: (303) 292-4922

Fax: (303) 292-4921

Email: temkin@,twhlaw.com

WHEREFORE, the Parties hereby accept the foregoing by executing this First Amendment, in counterparts.

FMC CORPORATION

By: ____________________________

Title: __________________________

SMI HOLDING LLC

By:____________________________

Title: __________________________

MICROSEMI CORP. - COLORADO

By:/s/ [illegible]______________

Title: VP and General Manager

COORS TEK

By: ________________________

Title: ______________________